UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2006

MILLIPORE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

001-09781(0-1052)	04-2170233
(Commission File Number)	(IRS Employer Identification No.)

290 Concord Road Billerica, Massachusetts	01821
(Address of Principal Executive Offices)	(Zip Code)

(978) 715-4321

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 6, 2006, Millipore Corporation (the “Company”) announced that it intends to offer $550 million aggregate principal amount of Convertible Senior Notes due 2026 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A press release announcing the proposed offering is attached to this Current Report on Form 8-K as Exhibit 99.1.

In connection with the proposed offering, the Company is hereby furnishing the following information regarding its business:

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to the closing of the merger and related transactions described in this current report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are more fully disclosed below under the section headed “Risk factors.” All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. Furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Overview

On April 25, 2006, Millipore and Serologicals Corporation, which we refer to as Serologicals, entered into an Agreement and Plan of Merger whereby Serologicals will become a wholly-owned subsidiary of Millipore. The offering of the notes will be consummated prior to the consummation of the merger. We refer to the merger with Serologicals as the “Merger” and the merger and related transactions, including the offer and sale of the notes and the anticipated offer and sale of our senior notes (or alternative bank financing), as the “Transactions,” which are more fully described below in “The transactions.”

Unless we indicate otherwise or the context otherwise requires, “Millipore,” “we,” “us” and “our” refer to Millipore Corporation and its subsidiaries, including, after the Merger, Serologicals and its subsidiaries.

Recent Developments

On April 25, 2006, Millipore and Serologicals entered into an Agreement and Plan of Merger whereby a wholly owned subsidiary of Millipore will merge with and into Serologicals. We intend to finance the acquisition of Serologicals with a combination of cash on hand, the net proceeds from this offering and the net proceeds of certain other debt that we expect to borrow prior to consummation of the Merger.

The acquisition is subject to approval of Serologicals stockholders and other customary closing conditions. We expect the Merger to close in the third quarter of 2006.

Serologicals develops and commercializes consumable biological products, enabling technologies and services in support of biological research, drug discovery and the bioprocessing of life-enhancing products. Serologicals’ customers include major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, we believe Serologicals is a leading provider of monoclonal antibodies for the blood typing industry.

We view the acquisition of Serologicals as transformational to Millipore because we believe the combination will:

•	bring strategic value to both our Bioprocess and Bioscience divisions;

•	help us to accelerate our organic growth over the long-term by taking advantage of Serologicals’ demonstrated track record of bringing high-growth products to market;

•	provide important critical mass and size by diversifying and expanding our product offerings; and

•	provide access to high growth markets where Millipore does not currently have a presence.

Summary consolidated financial data

Summary historical and pro forma consolidated financial data of Millipore

The selected consolidated balance sheet data as of the end of each fiscal year presented below, and the selected consolidated statement of operations data for the periods then ended, have been derived from Millipore’s audited consolidated financial statements. The selected consolidated balance sheet data as of the end of each fiscal quarter presented below, and the selected consolidated statement of operations data for the periods then ended, have been derived from Millipore’s unaudited condensed consolidated financial statements for those periods. The selected statement of operations data for the twelve months ended April 1, 2006 are mathematically derived from the audited consolidated financial statements for 2005 and the unaudited consolidated financial statements for the first quarter of 2005 and 2006, respectively. These historical data are not necessarily indicative of results to be expected for any future period. In addition, the summary unaudited pro forma consolidated balance sheet data presented below give effect to the Transactions as if they occurred on April 1, 2006. However, the unaudited pro forma balance sheet data do not purport to represent what our balance sheet data would have been if the Transactions had occurred on such dates or what the data will be for future periods.

The following table also includes information about EBITDA and Adjusted EBITDA. EBITDA represents earnings before net interest (income) expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude certain special or non-recurring charges. Millipore management believes that, in addition to cash flow from operations and net income, EBITDA and Adjusted EBITDA are a useful financial measures for assessing operating performance and liquidity, as they provide investors with an additional basis to evaluate Millipore’s operating performance and its ability to incur and service debt and to fund capital expenditures. However, EBITDA and Adjusted EBITDA are not recognized measurement under U.S. GAAP, and should not be construed as alternatives to net income, as determined in accordance with U.S. GAAP, as indicators of Millipore’s operating performance, or as alternatives to cash flows from operating, investing and financing activities, all as determined in accordance with U.S. GAAP, as measures of liquidity or Millipore’s ability to meet cash needs and to service debt. Millipore’s method of calculating Adjusted EBITDA may differ from the methods used by other companies. As a result, Adjusted EBITDA may not be comparable to other similarly titled measures disclosed by other companies.

	Fiscal Year Ended December 31,			Fiscal Quarter Ended		Twelve Months Ended April 1, 2006
Dollars in thousands	2003	2004	2005	April 2, 2005	April 1, 2006
Statement of Operations Data:
Net sales	$799,622	$883,263	$991,031	$250,178	$268,415	$1,009,268
Gross profit	430,448	471,134	519,008	136,075	142,643	525,576
Operating expenses	303,804	333,281	378,230	93,506	100,699	385,423

Income from operations	126,644	137,853	140,778	42,569	41,944	140,153
Interest income	2,035	2,073	3,466	675	6,892	9,683
Interest expense	(16,505)	(9,447)	(6,711)	(1,834)	(4,193)	(9,070)

Income before income taxes and minority interest	112,174	130,479	137,533	41,410	44,643	140,766
Provision for income taxes	11,378 (1)	24,923	57,365 (2)	9,110	10,015	58,270 (2)
Minority interest	—	—	—	—	97	97

Net income	$100,796	$105,556	$80,168	$32,300	$34,531	$82,399

Cash Flow Data:
Cash flows from operating activities	$132,093	$167,424	$185,073	$18,488	$(24,120)	$142,465
Cash flows from investing activities	(70,604)	(63,744)	(301,566)	(10,897)	7,281	(283,388)
Cash flows from financing activities	(30,785)	(113,719)	515,466	(10,964)	44,327	570,757
Other Data:
EBITDA	$166,282	$182,331	$191,435	$54,192	$55,327	$192,570
Adjusted EBITDA	173,825	189,743	225,609	62,467	62,131	225,273
Capital expenditures	71,854	63,744	86,429	10,897	21,722	97,254
Depreciation and amortization	39,638	44,478	50,657	11,623	13,480	52,514

				As of April 1, 2006
				Actual	As-Adjusted(3)	Pro Forma As-Adjusted(4)
Balance Sheet Data:
Working capital				$909,916	$1,447,216	$519,174
Total assets				1,700,215	2,250,215	3,096,515
Long-term debt				562,750	1,112,750	1,462,750
Total shareholders’ equity				872,206	872,206	872,206

(1)	Provision for income taxes for 2003 includes a release of $21,971 of tax valuation allowance related to certain foreign tax credits and a provision of $10,000 additional tax reserve related to exposures previously mitigated by the reserved foreign tax credit.
(2)	Provision for income taxes for 2005 includes $30,634 tax obligations related to the repatriation of foreign earnings and the release of $3,177 of tax valuation allowance in December 2005.
(3)	Presented on an as-adjusted basis giving effect to the sale of the notes, assuming no exercise of the initial purchasers’ over-allotment option and after deducting discounts and commissions and other expenses paid by Millipore.
(4)	Presented on a pro forma as-adjusted basis giving effect to the sale of the notes and the consummation of the Transactions, including the sale of the senior notes that we expect to issue prior to consummating the Merger, assuming in each case no exercise of the initial purchasers’ over-allotment option, and after deducting discounts and commissions and other expenses to be paid by Millipore.

The following sets forth a reconciliation of our net income to EBITDA and Adjusted EBITDA:

	Fiscal Year Ended December 31,			Fiscal Quarter Ended		Twelve Months Ended April 1, 2006
Dollars in thousands	2003	2004	2005	April 2, 2005	April 1, 2006
EBITDA is calculated as follows:
Net Income	$100,796	$105,556	$80,168	$32,300	$34,531	$82,399
Net interest expense (income)	14,470	7,374	3,245	1,159	(2,699)	(613)
Provision for income taxes	11,378	24,923	57,365	9,110	10,015	58,270
Depreciation and amortization	39,638	44,478	50,657	11,623	13,480	52,514

EBITDA	$166,282	$182,331	$191,435	$54,192	$55,327	$192,570

Adjusted EBITDA is calculated as follows:
EBITDA	$166,282	$182,331	$191,435	$54,192	$55,327	$192,570
Costs related to manufacturing consolidation strategy	8,339	—	12,542	—	4,225	16,767
Inventory fair value adjustments from business acquisitions	—	—	2,172	—	—	2,172
Professional fees related to repatriation of foreign earnings	—	—	1,066	—	—	1,066
Purchased in-process research and development costs	—	—	3,149	—	—	3,149
Executive termination costs	—	4,408	11,572	7,780	—	3,792
Severance related to divisional consolidation	—	—	3,673	495	—	3,178
Stock-based compensation	—	—	—	—	2,579	2,579
Gain on sale of long-lived assets	(796)	—	—	—	—	—
Write-off of intangible assets	—	3,004	—	—	—	—

Adjusted EBITDA	$173,825	$189,743	$225,609	$62,467	$62,131	$225,273

Risk factors

RISKS RELATED TO OUR BUSINESS

If our efforts to integrate acquired or licensed businesses, including Serologicals, or technologies into our business are not successful, our business could be harmed.

As part of our business strategy, we expect to continue to grow our business through acquisitions of technologies or of companies that offer products, services and technologies that we believe would complement our technologies and services. In 2005, we acquired NovAseptic A.B. and MicroSafe B.V. In April 2006, we acquired Newport Bio Systems, Inc. and we also announced our agreement to acquire Serologicals, the acquisition of which we anticipate will be funded, in part, by the proceeds of this offering.

Managing these acquisitions and any future acquisitions may entail numerous operational, legal and financial risks and uncertainties, including:

•	difficulties in assimilating new technologies, operations, sites and personnel;

•	incurrence or assumption of debt;

•	diversion of resources and management attention from our existing businesses and technologies;

•	inability to maintain uniform quality standards, controls, and procedures;

•	inability to retain key employees of any acquired businesses or hire enough qualified personnel to staff any new or expanded operations;

•	impairment or loss of relationships with key customers of acquired businesses;

•	issuance of dilutive equity securities;

•	exposure to unknown or unanticipated liabilities;

•	additional expenses associated with future amortization or impairment of acquired intangible assets or potential businesses; and

•	exposure to federal, state, local and foreign tax liabilities in connection with any acquisition or the integration of any acquired businesses.

Our failure to address these risks and uncertainties successfully in the future could harm our business and prevent our achievement of anticipated growth, which could have an adverse effect on our financial condition and results of operations.

Our anticipated acquisition of Serologicals will require substantial additional capital to complete, which will substantially increase our debt leverage and may result in dilution to our shareholders.

In connection with the payment of the approximately $1.4 billion cash purchase price to the securityholders of Serologicals, our existing resources and credit facilities are insufficient. Accordingly,

Risk factors

we will need to raise funds through public or private debt or equity financings, including this offering of the notes. There is no assurance that such alternative additional funds will ultimately be available or, if available, that we can obtain such funds on terms acceptable to us.

If, as anticipated, we finance the Serologicals transaction with borrowed funds, including this offering of notes, and we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on these aggregate debt obligations, we would default under the terms of the applicable loan agreements or indentures. Any such default would likely result in an acceleration of the repayment obligations to such lenders as well as the lenders under our other debt agreements under applicable cross default previsions.

Even if we are able to meet our debt service obligations, the amount of debt we undertake could adversely affect us in a number of ways, including by:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

•	decreasing our debt ratings and increasing our cost of borrowed funds;

•	making us more vulnerable to a downturn in our business or the economy generally;

•	subjecting us to the risk of being forced to refinance at higher interest rates these amounts when due; and

•	requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

Our level of debt could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

As of April 1, 2006, our total debt was $563 million. Of this amount, $100 million is due under our 7.5% Senior unsecured notes in 2007 and approximately $463 million (€382 million) represents indebtedness of our subsidiaries under our revolving credit facilities that is guaranteed by us. We established our revolving credit facilities in December 2005 against which we can borrow in either the United States or Europe, with a combined maximum borrowing not to exceed €430 million ($521 million). As of April 1, 2006, on a pro forma basis assuming we had completed the Transactions, we would have had $1,740 million of total debt. Our level of debt could restrict our operations and make it more difficult for us to satisfy our obligations, including under the notes. Among other things, our level of debt may expose us to the risk of increased interest rates because a substantial portion of our debt has variable interest rates.

Lack of early success with our pharmaceutical and biotechnology customers can shut us out of future business with those customers.

Many of the products we sell to pharmaceutical and biotechnology customers are incorporated into the customers’ drug manufacturing processes. In some cases, once a customer chooses a particular product for use in a drug manufacturing process, it is unlikely that the customer will later switch to a competing alternative. In many cases the regulatory license for the product will specify the separation products qualified for use in the process. Obtaining the regulatory approvals needed for a change in the manufacturing process is time consuming, expensive and uncertain. Accordingly, if we fail to convince a

Risk factors

pharmaceutical or biotechnology customer to choose our products early in its manufacturing design phase, we may lose permanently the opportunity to participate in the customer’s production of such product. Because we face vigorous competition in this market from companies with substantial financial and technical resources, we run the risk that our competitors will win significant early business with a customer making it difficult for us to recover that opportunity.

The suspension or termination of production of a customer’s therapeutic product may result in the abrupt suspension or termination of their purchases of our products, resulting in an unexpected reduction in our revenue.

Success in our Bioprocess business substantially depends on the incorporation of our products into a customer’s manufacturing process. If this “design in” is achieved, we will likely have the opportunity to sell consumable products to the customer during the life cycle of the customer’s product, which could continue for many years. Our planning and growth projections are built in part on the volume assumptions deriving from these customer successes. If a customer stops production of its product, either temporarily or permanently, our sales to the customer for the applicable product will drop or stop. A customer may suspend or terminate production of a product, either voluntarily or involuntarily, and related sales and distribution for many reasons. These may include adverse regulatory, competitive, legal or economic circumstances. We have had in the past, and expect to have in the future, situations in which a customer suspends its purchases of our products. A suspension or permanent cessation of a process in which we would otherwise anticipate selling a significant volume of consumables will reduce our revenues and negatively impact our earnings.

Disruptions in the supply of raw materials from our single source suppliers could result in a significant disruption in sales and profitability.

Our products are made from a wide variety of raw materials that are generally available from alternate sources of supply. However, certain critical raw materials and supplies required for the production of some of our principal products are available only from a single supplier. Such raw materials cannot be obtained from other sources without significant delay or at all. If such suppliers were to limit or terminate production or otherwise fail to supply these materials for any reason, such failures could have a material adverse impact on our product sales and our business.

If we fail to maintain adequate quality standards for our products and services, our business may be adversely affected and our reputation harmed.

Our pharmaceutical and biotechnology customers are subject to rigorous quality standards in order to obtain and to maintain regulatory approval of their products and the manufacturing processes that generate them. A failure to sustain the specified quality requirements, including the integrity of the separations function performed by our products, could result in the loss of the applicable regulatory license. In addition, any delays or quality lapses in our customer’s production line could result in substantial economic losses to us. For example, large production lots of biotherapeutics are very delicate and expensive and a failure of a separation membrane could result in the contamination of the entire lot, requiring its destruction. We also perform services that may be considered an extension of our customers’ manufacturing and quality assurance processes, which also require the maintenance of prescribed levels of quality. There can be no assurance that we will not experience occasional or systemic quality lapses in our manufacturing and service operations. If we experience significant or prolonged quality problems, our business and reputation may be harmed, which may result in the loss of customers, our inability to participate in future customer product opportunities, and reduced revenues and earnings.

Risk factors

We may be unable to establish and to maintain collaborative development and marketing relationships with business partners, which could result in a decline in revenues or slower than anticipated growth rates.

As a part of our business strategy, we have formed, and intend to continue to form, strategic alliances and marketing and distribution arrangements with corporate partners relating to the development, commercialization, marketing and distribution of certain of our existing and potential products to increase our revenues and to leverage our product and service offerings. Our success will depend, in part, on our ability to maintain these relationships and to cultivate additional corporate alliances with such companies. In 2005, we entered into a joint development agreement with Gen-Probe Incorporated.

We cannot ensure that our historical collaborative relationships will be commercially successful, that we will be able to negotiate additional collaborative relationships, that such additional collaborative relationships will be available to us on acceptable terms or that any such relationships, if established, will be commercially successful. In addition, we cannot ensure that parties with which we have established, or will establish, collaborative relationships will not, either directly or in collaboration with others, pursue alternative technologies or develop alternative products in addition to, or instead of, our products. Such parties may also be acquired by our competitors and thereby terminate our relationship. They may also experience financial or other difficulties that lessen their value to us and to our customers. Our results of operations and opportunities for growth may be adversely affected by our failure to establish and maintain successful collaborative relationships.

Demand for our bioprocess products and services are subject to the commercial success of our customers’ products, which may vary for reasons outside our control.

Even if we are successful in securing participation for our products in a customer’s manufacturing process, sales of many of our bioprocess products and services remain dependent on the timing and volume of the customer’s production, over which we have no control. The customer’s demand for our products will depend on the regulatory approval and commercial success of the supported product. The regulatory process is complex, lengthy and expensive and can often take years to complete, if at all. Commercial success of a customer’s product, which would drive demand in production and commensurate demand for our products and services, is dependent on many factors, some of which can change rapidly, despite early positive indications. Any delay or cancellation by a customer of volume manufacturing may harm our revenues and earnings.

Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

Our customers constantly attempt to reduce their manufacturing costs and to improve product quality. Technology innovations to which our current and potential customers would have access could reduce or eliminate their need for our membrane or chromatography products. For example, if a new membrane or chromatography technology of one of our competitors is accepted by the pharmaceutical or biotechnology industry as a market standard, sales of our membrane or chromatography products would be negatively impacted. In addition, a disruptive technology that reduces or eliminates the use of membranes or chromatography would negatively impact the sale of our products. We may be unable to respond on a timely basis to the changing needs of our customer base, and the new technologies we design for our customers may prove to be ineffective. Our failure to develop and to introduce or to enhance products able to compete with such new technologies in a timely manner could have a material adverse effect on our business, results of operations, and financial condition.

Risk factors

We may be unable to realize our growth strategy if we cannot identify or effectively integrate suitable acquisition opportunities in the future.

As part of our business strategy, we expect to continue to grow our business through acquisitions of technologies or companies. The merger with Serologicals described in “The transactions” is an integral part of this business strategy. We may not identify or complete this or other complementary acquisitions in a timely manner, on a cost-effective basis or at all. In addition, we compete with other companies, including large, well funded competitors, to acquire suitable targets and may not be able to acquire certain targets that we seek. There can be no assurance that we will be able to execute this component of our growth strategy, which failure may harm our business and hinder our future growth.

To achieve desired growth rates as we become larger, we may seek other companies as potential acquisition candidates, in addition to our merger with Serologicals. Any such acquisition may involve additional risks, including, in the case of public company acquisitions, the potential for lack of recourse against public shareholders for undisclosed material liabilities of the acquired business.

Our continued growth is dependent on our development and successful commercialization of new products.

Our future success will depend in part on timely development and introduction of new products that address changing market requirements. We believe that successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product. Customers are reluctant to switch to a competing product after making their initial selection. To the extent that we fail to introduce new and innovative products, we may lose market share to our competitors, which will be difficult or impossible to regain. An inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or otherwise damage our business. In the past, we have experienced, and are likely to experience in the future, delays in the development and introduction of products. We cannot assure that we will keep pace with the rapid rate of change in life sciences research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance.

If we fail to attract, hire, develop and retain qualified personnel, we may not be able to design, manufacture, market or sell our products or successfully grow our business.

Competition for individuals with skills including sales, marketing, research, product development, engineering and others is strong and we may not be able to secure the personnel we need. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products and services or enhance existing products and services in a timely manner, sell products to our customers or manage our business effectively. As part of our global supply chain initiative to improve customer service and to amplify our product expertise, we have begun to concentrate our facilities in fewer geographical areas in which there is high demand for qualified staff.

If we do not achieve the anticipated cost benefits of our global supply chain initiative, our future profitability may be adversely impacted.

In 2004, we began a coordinated program to reorganize and to consolidate our worldwide supply chain function, including our manufacturing facilities. One of the purposes of this initiative was to reduce our overall manufacturing costs and improve our gross margin performance over time. A reorganization with this level of complexity and worldwide scope is subject to various execution risks. If we encounter unexpected delays or costs, our gross margin may not improve as we had anticipated. For example,

Risk factors

delays in the required preparation and improvements of one of our primary facilities may defer the transfer of production from our facilities targeted for closing, resulting in continued carrying costs for such facilities. These preparations are subject to many factors, including the availability of construction materials and sophisticated production equipment, qualified construction labor and qualified additional production personnel. Even after completion of the program, we may not be able to obtain and maintain the anticipated efficiencies in our manufacturing and supply chain, which would limit our ability to improve or maintain our gross margins.

If our consolidated manufacturing operations were disrupted, we may be unable to supply products to our customers and achieve expected revenues.

We are in the process of executing a coordinated reorganization of our supply chain and manufacturing operations. In an effort to better serve our customers and to attain efficiencies of scale and expertise, we are consolidating the majority of our production facilities into three centers of excellence in Jaffrey, New Hampshire, Molsheim, France and Cork, Ireland. Each of these facilities serves as our primary production facility for specific product lines. This concentration of production, however, exposes us to a greater risk of disruption to our ability to manufacture and supply our products. If operation at any of these facilities were disrupted, we may not be able to deliver products to our customers and achieve expected revenues or earnings. If we were unable to reestablish production in a timely manner, we may lose customers and have difficulty regaining them. It is uncertain whether the safety measures and contingency plans that we have implemented or may implement will successfully address the risks that may arise if production is disrupted. Also, there can be no assurance that the insurance that we maintain to protect against business interruption loss will be adequate or that such insurance will continue to remain available on acceptable terms, if at all. The extent of the coverage of our insurance could limit our ability to mitigate for lost sales and could result in such losses materially and adversely affecting our operating results.

Sales of several of our products are dependent on a small number of customers, the loss of which may harm our business and result in a reduction in revenues and earnings.

No single customer represents more than 10% of our annual sales. However, sales of some of our products are dependent on a limited number of customers, who account for a significant portion of such sales. Some of these products are in areas in which we plan to grow substantially. The loss of such key customers for such products, or a significant reduction in sales to those customers, could significantly reduce our revenues in these products and adversely affect our future growth in such markets.

We may become involved in disputes regarding our patents and other intellectual property rights, which could result in prohibition on the use of certain technology in current or planned products, exposure of the business to significant liability and diversion of management’s focus.

We and our major competitors spend substantial time and resources developing and patenting new and improved products and technologies. Many of our products are based on complex, rapidly developing technologies. Although we try to identify all relevant third party patents and intellectual property rights, these products could be developed by the business without knowledge of published or unpublished patent applications that cover or use some aspect of these technologies. We have been and may in the future be sued by third parties alleging that we are infringing their intellectual property rights. These lawsuits are expensive, take significant time and divert management’s focus from other business concerns. If we are found to be infringing the intellectual property of others, we could be required to stop the infringing activity, or we may be required to design around or license the intellectual property in

Risk factors

question. If we are unable to obtain a required license on acceptable terms, or are unable to design around any third party patent, we may be unable to sell some of our products and services, which could result in reduced revenue. In addition, if we do not prevail, a court may find damages or award other remedies in favor of the opposing party in any of these suits, which may adversely affect our earnings.

Our operations must comply with environmental statutes and regulations, and any failure to comply could result in extensive costs which would harm our business.

The manufacture of some of our products involves the use, transportation, storage and disposal of hazardous or toxic materials and is subject to various environmental protection and occupational health and safety laws and regulations in the countries in which we operate. This has exposed us in the past, and could expose us in the future, to risks of accidental contamination and events of non-compliance with environmental laws. Any such occurrences could result in regulatory enforcement or personal injury and property damage claims or could lead to a shutdown of some of our operations, which could have an adverse effect on our business and results of operations. We currently incur costs to comply with environmental laws and regulations and these costs may become more significant.

The environmental laws of many jurisdictions impose actual and potential obligations on us to remediate contaminated sites. These obligations may relate to sites:

•	that we currently own or operate;

•	that we formerly owned or operated; or

•	where waste from our operations was disposed.

These environmental remediation obligations could reduce our operating results. In particular, our accruals for these obligations may be insufficient if the assumptions underlying the accruals prove incorrect or if we are held responsible for additional, currently undiscovered contamination.

A substantial fine or penalty, the payment of significant environmental remediation costs or the loss of a permit or other authorization to operate or engage in our ordinary course of business could result in material, unanticipated expenses and the possible inability to satisfy customer demand.

Our sales may be negatively affected by the implementation of second source programs by our customers.

For many customers, we are the single source supplier for one or more critical components used in their production lines. We are aware of customers that have begun to implement second sourcing programs to reduce the potential risk of disruptions to their production due to a supply bottleneck. These can include diversifying purchases of one component among vendors or spreading the sources of components of a process, such as purification, among different suppliers. If, as a result of these second sourcing programs, existing customers were to choose another company to supply components that we currently supply, or if we lose future business opportunities for which we would otherwise be qualified, our future revenues may be harmed.

Our use of third party manufacturers exposes us to increased risks that may affect our ability to supply our customers.

As part of our efforts to consolidate our manufacturing operations, we have increased the outsourcing of certain manufacturing operations. In addition, we often source products resulting from collaborative

Risk factors

development relationships from such development partners. Our increased dependence on third party contract manufacturers exposes us to increased risks associated with delivery schedules, manufacturing capability, quality control, quality assurance and costs. If any of our third party manufacturers experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations or becomes insolvent, then product shipments to our customers could be delayed, which would decrease our revenues and harm our competitive position and reputation.

Because we compete directly with one of our key suppliers and one of our significant distributors, our results of operations could be adversely affected if either of these parties discontinues or materially changes the terms of its agreement with us.

We source a key raw material from a significant competitor in the market into which we sell the resulting products. Although we purchase these materials under a supply agreement which provides for some supply protections, our business could be adversely affected if this supplier discontinues selling the raw materials to us. In addition, one of our competitors also serves as a significant distributor. If this distributor discontinued selling our products or materially changed the terms, our sales and earnings could be adversely affected in the short term.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We rely on one centralized information system throughout our company to process orders, manage inventory and process shipments to customers. If we were to experience a prolonged system disruption in the information technology systems that involve our interactions with customers and suppliers or were unable to implement new systems and software successfully, it could result in the loss of sales and customers, which could adversely affect our business.

We are subject to economic, political and other risks associated with our significant international sales and operations, which could adversely affect our business.

We conduct operations throughout the world through a variety of subsidiaries and distributors. Sales outside the United States were approximately 65% of total sales in both 2005 and 2004 as well as in our first quarter of fiscal 2006. A significant portion of our revenues, approximately 40% in both 2005 and in our first quarter of fiscal 2006, is generated in Europe. We anticipate that revenue from international operations will continue to represent a significant portion of our revenues. In addition, two of our primary manufacturing facilities, Molsheim, France and Cork, Ireland, and many of our employees and suppliers, are located outside the United States. Our sales and earnings could be adversely affected by a variety of factors resulting from our international operations, including:

•	changes in the political or economic conditions in a country or region, particularly in developing or emerging markets;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations; and

•	differing regulatory requirements and changes in those requirements.

Risk factors

Foreign exchange fluctuations may adversely affect our reported earnings, the value of our assets and the costs of our debt repayment.

We prepare our consolidated financial statements in U.S. dollars, but a significant portion of our earnings and expenditures are in other currencies. We derived about 65% of our revenues from customers outside the United States in 2005 as well as our first quarter of fiscal 2006. Our sales made in countries other than the United States are typically made in the local currencies of those countries. As a result, fluctuations in exchange rates have caused and will continue to cause foreign currency transaction gains and losses. Fluctuations in exchange rates between the U.S. dollar and other currencies may also affect the book value of our assets outside the United States. In addition, as of April 1, 2006, we had borrowed €382 million under our new revolving credit facilities denominated in Euros. There can be no assurance that we will have sufficient Euro-denominated cash flow to repay such debt, in which case we may need to repay from profits denominated in U.S. dollars. In such an event, a significant appreciation of the Euro with respect to the U.S. dollar could expose us to additional foreign currency exposure. Due to the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we cannot predict the effects of exchange rate fluctuations on future operating results. We seek to minimize our currency exposure by coordinating our worldwide supply sourcing, actively managing cross-border currency flows, and engaging in foreign exchange hedging transactions. Despite these steps, there can be no assurance that our foreign currency management strategy will adequately protect our operating results from the effects of future exchange rate fluctuations.

Reduction in our customers’ research and development budgets and government funding may result in reduced sales.

Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories throughout the world. Their research and development budgets and activities have a large effect on the demand for our products and services. Fluctuations in our customers’ research and development budgets occur due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our bioscience business could be adversely impacted by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories. In addition, short term changes in administrative, regulatory or purchasing-related procedures can create uncertainties or other impediments which can contribute to lower sales.

A portion of our bioscience sales have been to researchers, universities, government laboratories and private foundations whose funding may be dependent in part upon grants from government agencies such as the U.S. National Institutes of Health (NIH) and similar domestic and international agencies. The annual NIH budget for 2006 was cut from its 2005 budget, the first such reduction in 35 years. We cannot assure you that this trend will change. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Our revenues may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government or industrial budget proposals. If researchers were not able to obtain, for any extended period, government funding necessary to purchase our products or if there is a decrease in overall research funding, it could reduce our bioscience sales and damage our business.

Risk factors

Our revenues may fluctuate, and this fluctuation could cause financial results to be below expectations.

Fluctuations in our operating results from period to period may occur for a number of reasons. In planning our operating expenses for the foreseeable future, we assume that revenues will continue to grow. Generally operating expenses cannot be adjusted quickly in the short term because we have significant fixed costs. If our revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses accordingly. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular period.

A revenue shortfall could arise from any number of factors, some of which we cannot control. For example, factors that may cause our results to vary by period include:

•	the volume and timing of orders from customers for our products and services;

•	the level and timing of our customers’ research and commercialization efforts;

•	changes in the mix of our products and services;

•	the number, timing and significance of new products and services introduced by our customers;

•	our ability to develop, market and introduce new and enhanced products and services on a timely basis;

•	changes in the cost, quality and availability of materials and components required to manufacture or use our products;

•	the timing and costs of any acquisitions of businesses or technologies;

•	the introduction of new products by us or our competitors;

•	exchange rate fluctuations; and

•	general economic conditions.

Increased exposure to product liability claims could adversely affect our earnings.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products offered by our customers. Currently these risks are primarily borne by our customers. As our products and services are further integrated into our customers’ production processes, we may become increasingly exposed to product liability and other claims in the event that the use of our products or services is alleged to have resulted in adverse effects. There can be no assurance that a future product liability claim or series of claims brought against us would not have an adverse effect on our business or the results of operations. Our business may be materially and adversely affected by a successful product liability claim or claims in excess of any insurance coverage that we may have. In addition, product liability claims, regardless of their merits, could be costly and divert management’s attention, and adversely affect our reputation and the demand for our products.

We heavily rely on air cargo carriers and other third party package delivery services, and a significant disruption in these services or significant increases in prices may disrupt our ability to ship products or import materials, increase our costs and lower our profitability.

We ship a significant portion of our products to our customers through independent package delivery companies. In addition, we transport materials among our company facilities, including our facilities in

Risk factors

France and Ireland, and import raw materials from worldwide sources. Consequently, we heavily rely on air cargo carriers and third party package delivery providers. If any of our key third party package delivery providers experiences a significant disruption such that any of our products, components or raw materials would not be delivered in a timely fashion or we would incur additional shipping costs that we could not pass on to our customers, our costs may increase and our relationships with certain of our customers may be adversely affected. In addition, if our third party package delivery providers increase prices, and we are not able to find comparable alternatives or make adjustments to our delivery network, our profitability could be adversely affected.

The stated value of long-lived and intangible assets may become impaired and result in an impairment charge.

As of April 1, 2006, we had approximately $590 million of long-lived assets, including property, plant and equipment, deferred income taxes, intangible assets, goodwill, and other assets. We continue to invest in the construction and upgrading of our manufacturing and research facilities, which may have the effect of increasing the recorded value of our long-lived assets. We expect that a substantial portion of the purchase price of Serologicals will be recorded as goodwill, an intangible asset. In addition, if we are successful in acquiring additional complementary businesses and technologies, a substantial portion of the value of these may be recorded as goodwill. The carrying amounts of long-lived and intangible assets are affected whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. Such events or changes might include a significant decline in market share, a significant decline in profits, rapid changes in technology, failure to achieve the benefits of capacity increases and utilization, significant litigation arising out of an acquisition or other matters. Adverse events or changes in circumstances may affect the estimated undiscounted future operating cash flows expected to be derived from long-lived tangible and intangible assets. If at any time we determine that an impairment has occurred, we will be required to reflect the impaired value as a charge, resulting in a reduction in earnings in the quarter such impairment is identified and a corresponding reduction in our net asset value. The potential recognition of impairment in the carrying value, if any, could have a material and adverse effect on our results of operations.

We may require substantial additional capital to pursue strategic acquisitions or alliances, which capital we may not be able to obtain on commercially reasonable terms, if at all.

We anticipate that our currently planned capital requirements will be satisfied by the future operating cash flow, current cash balances or other existing financing sources. To the extent that we desire to pursue a strategic acquisition or alliance requiring substantial cash expenditures for which our existing resources and credit facilities are insufficient, we may need to raise funds through public or private debt or equity financings. There is no assurance that such additional funds will be available or, if available, that we can obtain such funds on terms acceptable to us.

If adequate funds are not available, we may have to forgo desired acquisitions or alliances, or reduce expenditures for research and development, production or marketing, which could have an adverse effect on our business. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities could result in dilution to our shareholders.

Risk factors

RISKS RELATED TO OUR BUSINESS AFTER THE SEROLOGICALS ACQUISITION

If we successfully complete the acquisition of Serologicals, our business will be subject to additional risks. The following risks relate to our conduct of the Serologicals business after the acquisition.

Concern about the transmission of “mad-cow disease” could reduce the demand for Serologicals’ cell culture products that are derived from bovine serum.

The demand for several of Serologicals’ cell culture products could be adversely affected by concerns about some of their components being derived from bovine serum. The demand for some of Serologicals’ products could be adversely affected by concerns about the use of bovine material in the process by which it is manufactured. The concern arises from the risk that the agent causing bovine spongiform encephalopathy, or “mad-cow disease,” might be present in the raw materials used in the production process and that the agent might be introduced into a therapeutic substance manufactured by one of our customers. The regulatory authorities of certain countries, including Japan, have refused to approve pharmaceuticals that are manufactured using a product that was derived from bovine serum or that was manufactured by a process that uses bovine material. The regulatory authorities of other countries could adopt similar restrictions.

We may incur costs in excess of amounts that Serologicals projected to close its manufacturing facilities in Toronto.

Serologicals announced its plans to close its manufacturing facilities in Toronto, Ontario, Canada, and transfer production of the cell culture products manufactured there elsewhere. It recorded substantial one-time, non-cash charges in the fourth quarter of its fiscal 2005 in connection with the closure. Additional charges for such closure are likely in the future, and if our acquisition of Serologicals is consummated, we will bear these additional expenses. Our estimates regarding the remaining closure costs may not be accurate because, among other things, they are based on our knowledge of environmental conditions at the facilities. If the environmental conditions are not as expected, the closure costs could exceed our estimates. Additional closure costs could have a material adverse effect on our results of operations.

Violation of government regulations or voluntary quality programs could result in loss of Serologicals’ sales and customers and additional expense to attain compliance.

Several of Serologicals’ facilities are subject to extensive regulation by the United States Food and Drug Administration (“FDA”), primarily through the requirements of the Public Health Service Act and the Food, Drug and Cosmetic Act, and similar governmental bodies in other countries, and Millipore has limited prior experience in complying with FDA regulation or other similar regulatory oversight. The Serologicals facilities are subject to periodic inspection by the FDA and other similar governmental bodies to ensure their compliance with applicable laws and regulations. New facilities, products and operating procedures also may require approval by the FDA and/or similar governmental bodies in other countries. Failure to comply with these laws and regulations could lead to sanctions by the governmental bodies, such as written observations of deficiencies made following inspections, warning letters, product recalls, fines, product seizures and consent decrees, which would be made available to the public. Such actions and publicity could affect our ability to sell products and to provide our services acquired from Serologicals. In the past, Serologicals received notifications and warning letters from the FDA relating to deficiencies in its compliance with FDA requirements and was required to take measures to respond to the deficiencies. There can be no assurance that the FDA will not request that we take additional steps to

Risk factors

correct these deficiencies or other deficiencies in compliance raised by the FDA in the future after our acquisition of Serologicals. Correction of any such deficiencies could have a material adverse affect on our business.

Serologicals’ operations are also subject to USDA regulations and various foreign regulations for the sourcing, manufacturing and distribution of animal based proteins, all of which would apply to us after the completion of the acquisition. Our failure to comply with these requirements could negatively impact our business and potentially cause the loss of Serologicals customers and sales. ISO 9000:2000 quality standards are an internationally recognized set of voluntary quality standards that require compliance with a variety of quality requirements somewhat similar to the requirements of the FDA’s Quality System Regulations, which were formerly known as Good Manufacturing Practices or GMP. The operations of Serologicals’ cell culture manufacturing facilities, as well as its manufacturing facility in Scotland and its research products facilities in California, Australia and the United Kingdom, are registered under the ISO standards. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. Loss of ISO certification could cause some Serologicals customers to purchase products from other suppliers.

If we are not able to identify new licensing opportunities or to enter into licenses for new products on acceptable terms to support the Serologicals business, we may be unable to leverage new products in that market segment, which could adversely affect our anticipated earnings.

An important component of Serologicals’ business strategy is to increase the number of products it offers by licensing products developed by other biotechnology companies or academic research laboratories. It attempts to market such products to its customers. Often, it attempts to improve the licensed products using its technologies. Therefore, our Serologicals business will depend on the success of our licensing efforts for a portion of our new products. There can be no assurance that our licensing efforts will be successful.

Serologicals licenses technology that enables it to access proprietary biological materials that it uses to manufacture its products. Some of the licenses do not provide guarantees that it will have all legal rights to sell products that are derived from the licensed technology. Therefore, after the acquisition we may be prevented from selling Serologicals products produced with the licensed biological materials because of competing technologies owned by others, including patented technologies. If the Serologicals products are found by a court to infringe intellectual property rights of a third party, we may be prevented from practicing that technology. Moreover, if found by a court to infringe the patent of the third party, after the acquisition we may be liable for compensatory damages, treble damages and attorney’s fees and subject to a royalty obligation or enjoined from practicing the technology altogether, notwithstanding the license from the licensor. We have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our results of operations.

RISKS RELATED TO THE NOTES AND THE COMMON STOCK

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of April 1, 2006, we had no outstanding

Risk factors

secured indebtedness. In December 2005, we established our current €430 million ($521 million) revolving credit facilities under which we and certain of our non-U.S. subsidiaries are borrowers. In the event of certain ratings downgrades, these revolving credit facilities are required to be secured. As of April 1, 2006, certain of our non-U.S. subsidiaries had drawn €382 million ($463 million) on this revolving credit facility, and we had $563 million of total consolidated indebtedness outstanding. In addition, as of April 2, 2006, Serologicals had outstanding $130 million in aggregate principal amount of convertible debentures that we expect will remain outstanding following completion of the Transactions and to which (to the extent they remain outstanding) the notes will be structurally subordinated to the extent of the assets of Serologicals. We expect that this indebtedness will be converted into approximately $277.3 million in cash by the holders thereof following the consummation of the Merger in accordance with the conversion features of these debentures.

As of April 1, 2006, we had approximately $563 million of outstanding indebtedness, including the approximately $463 million of indebtedness of our subsidiaries that is guaranteed by us, and, in order to finance the Transactions, we expect to incur approximately $350 million of additional indebtedness in the form of senior notes or alternative bank financing that would rank pari passu with the notes. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding.

A significant amount of our operations is conducted through our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. In addition, following the completion of the Transactions, Serologicals will be our subsidiary. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

If we are required to secure our outstanding indebtedness under the terms of our revolving credit facilities, we will also be required to secure our outstanding indebtedness under our 7.5% notes and our proposed senior notes and, as a result, the notes will become effectively junior to our revolving credit facilities, our 7.5% notes and our senior notes to the extent of the assets securing such indebtedness.

On May 31, 2006, Moody’s Investors Service, or Moody’s, announced that it had assigned a Baa3 rating to our revolving credit facilities and had simultaneously placed that rating under review for possible downgrade. It also announced that it expected to assign rating of Ba2 to our proposed senior notes and downgrade our 7.5% notes from Baa3 to Ba2 at the closing of the Merger. Moody’s also expected to assign a Corporate Family Rating of Ba1 to us following completion of the Merger. On June 1, 2006 Standard & Poor’s Ratings Services, or S&P, announced that it had downgraded our corporate credit and senior unsecured debt ratings to BB+ from BBB as a result of the Transactions. Under the terms of our revolving credit facilities, as amended, if the debt rating assigned to our revolving credit facilities (or, if no such rating is published, our issuer rating) is downgraded to BB or lower by S&P and Ba2 or lower by Moody’s, we will be required to pledge, or cause to be pledged, the capital stock of certain of our domestic and foreign subsidiaries to secure our indebtedness under the revolving credit facilities. Further,

Risk factors

if our debt rating is downgraded to BB- or lower by S&P and Ba3 or lower by Moody’s, we will be required to grant a security interest in certain of our personal property and domestic real property to secure our indebtedness under the revolving credit facilities. In addition, the terms of our outstanding 7.5% notes contain, and we anticipate that the terms of the senior notes that we expect to issue prior to the consummation of the Merger will contain, a covenant requiring that, in the event any of our indebtedness is secured, such senior notes shall be equally and ratably secured for so long as such security is given in respect of such other indebtedness. The notes do not contain a similar covenant. As a result, if our debt rating is downgraded and the terms of our revolving credit facilities and senior notes require that we secure the indebtedness outstanding thereunder, the notes will become effectively junior to our revolving credit facilities, our 7.5% notes and our proposed senior notes to the extent of the assets securing such indebtedness. Based on information we presently have, we believe such a downgrading is likely to occur.

We may be prohibited from making certain payments under the notes in the event of certain defaults under our revolving credit facilities, including payments in respect of redemptions, repurchases at the option of the holder and payments upon conversion.

Our revolving credit facilities will prohibit us from making payments for or on account of the purchase, redemption, retirement, acquisition cancellation or termination of the notes if certain defaults under those facilities exist immediately before or after the payment. Such defaults include, among others, payment defaults, representation, warranty or covenant defaults, defaults in the payment of certain judgments, defaults under certain financial covenants and certain cross-defaults to other indebtedness.

For example, if one of these defaults occurs under our credit facilities, we may be prohibited from making certain payments on the notes, including payments upon conversion or redemption, unless we obtain the consent of the lenders under our credit facilities or repay or refinance the credit facilities. This includes repurchasing notes upon the exercise of holders’ rights to require us to repurchase their notes or upon a fundamental change, or the payment of the consideration due upon conversion of the notes. We may not be able to obtain any necessary consent of our lenders under the credit facilities or repay or refinance the credit facilities if it became necessary for us to do so in order for us to satisfy our obligations in respect of the notes. A failure to make payments under the notes when due, or to satisfy our conversion obligations upon a conversion of the notes, would constitute an event of default under the notes and could also trigger cross-defaults under the terms of our other indebtedness.

Volatility of the market price of our common stock may depress the trading price of the notes.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Since January 1, 2004, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $42.50 per share to a high of $76.95 per share. Because the notes are potentially convertible into shares of our common stock in certain circumstances, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the price of our common stock issued upon conversion of the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

Risk factors

•	reduce our liquidity;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

If the notes are convertible, upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” for the 20 consecutive trading days that begins on, and includes, the second trading day after the day the notes are tendered for conversion. We refer to this 20 trading day period as the “cash settlement averaging period.”

We will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the cash settlement averaging period, which will be at least 21 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your notes as a result of that fundamental change.

If a make-whole fundamental change occurs before December 1, 2011, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price.

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

•	the make-whole fundamental change occurs on or after December 1, 2011;

•	the applicable price is equal to or greater than per share or equal to or less than per share (in each case, subject to adjustment); or

•	we elect, in the case of a “public acquirer fundamental change,” to change the conversion right in lieu of increasing the conversion rate.

Furthermore, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Risk factors

We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.

The notes bear interest semi-annually at a rate of         % per year, and we in certain circumstances are obligated to pay additional interest and contingent interest. On each of December 1, 2011, June 1, 2016 and June 1, 2021, holders may require us to purchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we must pay the principal return in cash. We may not have sufficient funds for any required repurchase of the notes or required payment of principal return or interest, and we may have to refinance our credit facilities in order to make payments under the notes. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. For example, we expect that the terms of our revolving credit facilities, as amended, will provide that a change of control transaction involving us will constitute an event of default thereunder. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under such agreements. If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes.

Increased leverage as a result of this offering and the additional debt we expect to incur to finance our acquisition of Serologicals may harm our financial condition and results of operations.

On a pro forma as-adjusted basis, assuming we had completed the Transactions, including the sale of the notes and the proposed issuance of senior notes, our total consolidated long-term debt as of April 1, 2006 would have been approximately $1,740 million and would have represented approximately 67% of our total capitalization as of that date. This amount includes approximately $130 million of outstanding convertible debentures, which will become convertible into an aggregate of approximately $277.3 million in cash. We expect such convertible debentures will be converted by the holders thereof at some point following the consummation of the Merger. The indenture for the notes will not restrict our ability to incur additional indebtedness.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our obligations under the notes;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the notes, we could be in default on the notes, and this default could cause us to be in

Risk factors

default on our other outstanding indebtedness. Conversely, a default on our other outstanding indebtedness may cause a default under the notes.

We may not consummate our acquisition of Serologicals.

The agreement pursuant to which we have agreed to purchase Serologicals is subject to a number of conditions, including the approval of Serologicals’ stockholders. Our acquisition of Serologicals may not be consummated, and, although we have the option to do so, we are not obligated to redeem the notes in such event. If the acquisition is not consummated, our growth prospects may be harmed. Accordingly, in making an investment decision to purchase the notes, you should consider our operations both on a stand-alone basis and on a combined basis with Serologicals and consider the possibility that the acquisition may not be consummated.

Because we have not registered the notes or the underlying shares of common stock, you will have a limited ability to resell them.

We have not registered the notes, or the underlying shares of our common stock, under the Securities Act of 1933 or any state securities laws. Unless they are registered, you may not offer or sell the notes and the underlying shares except pursuant to exemptions from the registration and qualification requirements of federal and state law. Although we have agreed to file and make effective a registration statement under the Securities Act with respect to the notes and the underlying shares, we may not be able to do so by and during time periods we have agreed to do so. In addition, the registration rights agreement we will enter into with the initial purchasers will permit us to prohibit offers and sales of the notes pursuant to that registration statement for a period of up to an aggregate of 45 days in any three-month period or an aggregate of 90 days in any 12-month period. Note holders must also take certain actions, including completing and submitting a questionnaire, and undertake certain obligations, before we are required to register their notes or underlying common stock. For these reasons, you may not be able to resell your notes or underlying shares. In addition, holders who sell their notes under the registration statement we agree to file may have certain potential liability under the Securities Act.

You may not be able to convert your notes into cash and, if applicable, shares of our common stock before June 1, 2024, other than during the period from November 1, 2011 to December 1, 2011, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to June 1, 2024, other than during the period from November 1, 2011 to December 1, 2011, the notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

Risk factors

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

You should consider the U.S. federal income tax consequences of owning the notes.

We intend to treat the notes as indebtedness for U.S. federal income tax purposes and take the position that the notes will be subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”). Under the CPDI regulations, as applied to the notes, a holder generally will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, under the CPDI regulations, a holder generally will be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or repurchase of the notes. The application of the CPDI regulations to instruments such as the notes is uncertain in various respects, and as a result, no assurance can be given that the Internal Revenue Service (the “IRS”) will agree with the treatment described herein. No ruling will be obtained from the IRS on the application of the CPDI regulations to the notes or our deductions for interest paid with respect to the notes. Any treatment that differs from that described herein could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the notes, as well as our interest deductions. Each prospective purchaser should consult its own tax advisor concerning the tax consequences of the acquisition, ownership and disposition of the notes (including whether the acquisition of notes is advisable in light of the agreed-upon tax treatment of the notes and the investor’s particular tax situation).

If we are unable to comply with the restrictions and covenants in our revolving credit facilities or other debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed.

If we are unable to comply with the restrictions and covenants in any of our debt agreements, including our revolving credit facilities, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. For example, our revolving credit facilities impose upon us covenants and restrictions, including the following:

•	a covenant to maintain certain minimum interest coverage and maximum consolidated total leverage ratios;

•	limitations on our ability to incur additional debt;

Risk factors

•	limitations on our ability to merge, consolidate or sell our assets or the assets of our subsidiaries;

•	limitations on our ability to create liens on our assets; and

•	limitations on our ability to make payments in respect of our capital stock or subordinated debt.

If such borrowings become due and payable, we may not be able to make necessary payments to the lenders and we may not be able to find alternative financing on acceptable terms, if at all.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market. We expect the notes to be eligible for trading in The PORTAL Market until they are sold pursuant to an effective registration statement. We do not intend to list the notes on any national securities exchange. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Future issuances of common stock may depress the trading price of our common stock and the notes.

Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds from this offering, together with the net proceeds from our proposed offering of senior notes and the initial borrowings under our revolving credit facilities, to fund the merger with Serologicals and other transactions related to the merger. If we fail to consummate our acquisition of Serologicals and we do not elect to redeem the notes, we will use the proceeds from this offering for other general corporate purposes. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Provisions in the indenture for the notes, our other indebtedness, our charter documents and Massachusetts law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. Our revolving credit facilities provide that a change of control of us (as defined in the credit facilities) is an event of default thereunder and permit the lenders to accelerate any outstanding indebtedness thereunder and demand immediate repayment. A

Risk factors

change of control generally would be deemed to occur under the revolving credit facilities if an individual or group acting in concert acquires 25% or more of our voting stock or if a majority of our board of directors were to be replaced over a 24 month period. These and other provisions, including the provisions of our charter documents and Massachusetts law, could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

An adverse rating of the notes may cause their trading price to fall.

In connection with the Transactions, we expect that our debt ratings will be downgraded by S&P and Moody’s. On June 1, 2006, S&P announced that it had downgraded our corporate credit and senior unsecured debt ratings to BB+, and we expect that Moody’s will also downgrade our debt ratings in connection with the Transactions as a result, in part, of the additional debt we expect to incur in order to consummate the Merger. A press release issued by Moody’s on May 31, 2006 announced that Moody’s assigned a Baa3 rating to our revolving credit facilities and placed that rating under review for possible downgrade based on the final terms of the Transactions. Additionally, Moody’s anticipates assigning a Ba1 corporate family rating to us and a Ba2 rating to our senior notes following consummation of the Merger. If a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Based on information we presently have, we believe it is likely that a rating agency will assign a lower rating on the notes. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

You may have to pay U.S. federal income tax if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right.

A holder of a note cannot exercise any of the rights of owning our common stock unless the holder converts the note and receives shares of our common stock.

A holder of notes is not entitled to any of the rights of an owner of shares of our common stock, including the right to vote or receive dividends and other distributions on our common stock, unless the holder converts its notes and receives common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may never be able to convert your notes or receive any shares upon conversion.

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of April 1, 2006:

•	on a historical basis;

•	on an as-adjusted basis, giving effect to the sale of the notes, assuming no exercise of the initial purchasers’ over-allotment option and after deducting estimated discounts and commissions and other estimated offering expenses paid by us; and

•	on a pro forma as-adjusted basis, giving effect to the Transactions, including the consummation of the Merger and the sale of the notes and the sale of senior notes that we expect to issue prior to consummating the Merger, assuming in each case no exercise of the initial purchasers’ over-allotment, and after deducting estimated discounts and commissions and other estimated Transaction expenses to be paid by us.

	As of April 1, 2006
	Historical	As Adjusted	Pro Forma as Adjusted
	(amounts in millions)
Cash and cash equivalents	$566.3	$1,103.6	$353.6	(1)
Short-term investments	84.9	84.9	84.9

Total cash, cash equivalents and short-term investments	$651.2	$1,188.5	$438.5

Debt:(2)
Revolving credit facilities	$462.8	$462.8	$462.8
7.50% Senior Notes due 2007	100.0	100.0	100.0
Notes	—	550.0	550.0
Proposed Senior Notes	—	—	350.0
Conversion value of Serologicals 4.75% Convertible Senior Subordinated Debentures due 2033(3)	—	—	277.3

Total debt	$562.8	$1,112.8	$1,740.1
Minority interest	3.8	3.8	3.8
Shareholders’ equity	872.2	872.2	872.2

Total capitalization	$1,438.8	$1,988.8	$2,616.1

(1)	Includes $277.3 million of cash or cash equivalents held for payment upon conversion in respect of the Serologicals 4.75% Convertible Senior Subordinated Debentures due 2033 following consummation of the Merger.
(2)	Includes current maturities under our long-term revolving credit facilities.
(3)	Represents the conversion value of the indebtedness of Serologicals Convertible Senior Subordinated Debentures that will be outstanding upon consummation of the Merger and is expected to be repaid upon conversion in accordance with the terms thereof following consummation of the Merger.

The table above should be read in conjunction with our consolidated financial statements and related notes.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges on an actual basis and on a pro forma basis giving effect to the Transactions, including the consummation of the Merger and the sale of the senior notes that we expect to issue prior to consummating the Merger, assuming in each case no exercise of the initial purchasers’ over-allotment, and after deducting estimated discounts and commissions and other estimated Transaction expenses to be paid by us. We computed our ratio of earnings to fixed charges by dividing earnings before income taxes plus fixed charges by fixed charges.

	Year Ended December 31,					First Quarter Ended April 1, 2006	Pro Forma
	2001	2002	2003	2004	2005		Year Ended December 31, 2005	First Quarter Ended April 1, 2006
Ratio of earnings to fixed charges	3.6	5.4	5.9	8.8	10.4	7.9	1.8	2.5

The transactions

On April 25, 2006, Millipore and Serologicals entered into an Agreement and Plan of Merger. The merger agreement provides for a business combination whereby Charleston Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Millipore, will merge with and into Serologicals, which we refer to as the “Merger.” As a result of the merger, the separate corporate existence of Charleston Acquisition Corp. will cease and Serologicals will continue as the surviving corporation and wholly owned subsidiary of Millipore.

At the effective time of the Merger, each share of Serologicals common stock (other than shares owned by Millipore and Serologicals) will be converted into the right to receive $31.55 in cash, and each outstanding option to purchase common stock will be entitled to receive the intrinsic value of such option in cash. In addition, the Serologicals convertible senior subordinated debentures will become convertible for approximately $277.3 million in cash. We intend to finance the Merger with a combination of cash on hand, the net proceeds from this offering and certain other debt. The Merger is subject to approval of Serologicals’ stockholders. In addition, the Merger is subject to customary closing conditions. The merger agreement contains certain termination rights for both Millipore and Serologicals, and further provides that, if the merger agreement is terminated under certain circumstances, Serologicals may be obligated to pay Millipore a termination fee of $41.5 million. We expect the Merger to close in the third quarter of 2006.

Proposed Private Offering of Senior Notes.    In connection with the Merger and in addition to the offering of the notes, we expect to make a private offering of senior notes. We expect that the senior notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act and may be denominated in U.S. dollars or another currency. There is no assurance that such a private offering will be completed or, if completed, that it will be completed for the amount contemplated or on the terms contemplated.

Term Loan and Bridge Loan Commitments.    We have received a commitment for up to $750 million in senior unsecured term loans and up to a $400 million bridge loan to provide us with an additional funding source to complete the Transactions in the event this offering or the senior notes offering is not completed or is completed for an aggregate amount less than initially contemplated. The term loan commitment consists of up to a $500 million term loan having a five year term and providing for principal amortization at a rate of 10% per year, and up to a $250 million term loan having a 6 year term and providing for principal amortization of 1% per year, in each case with the remaining principal payable at maturity. We may choose an annual interest rate for the five year term facility equal to either LIBOR plus an applicable percentage or a base rate plus an applicable percentage with the applicable percentage determined based upon the debt rating assigned to the term loan facility. With respect to the six year term facility, we may choose an interest rate equal to either LIBOR plus 1.375% or a base rate plus 0.375%. We may be required to prepay all or a portion of the indebtedness outstanding under the term loans under certain circumstances. In addition, we may prepay amounts outstanding under the term loan facilities at any time. Our obligations under the term loan facilities will be guaranteed by each of subsidiaries that guarantees the revolving credit facilities, subject to limited exceptions in the case of our foreign subsidiaries. Additionally, the term loan facilities will contain a conditional collateral pledge requirement that is similar to requirement included in our revolving credit facilities. The term loan facilities will contain customary representations, warranties and covenants, including a minimum interest coverage ratio and a maximum leverage ratio. The bridge loan commitment is being provided severally by a lending group that includes Bank of America N.A., Goldman, Sachs & Co. and UBS Loan Finance LLC and is limited to $400 million less the gross proceeds of any debt or equity offering made by us prior to the closing of the Merger. The bridge loan, if drawn, would mature on the earlier of one year after the closing of the Merger or the closing date of permanent financing for the Merger. The bridge loan would contain customary representations, warranties and covenants, would bear interest at a rate per annum equal to the greater of 7.0% or the Treasury Rate plus 2.0%, each subject to adjustment depending on the credit rating of the bridge loan, and would be guaranteed by each of our domestic subsidiaries that guarantees our other bank debt.

Unaudited pro forma condensed consolidated financial data

The unaudited pro forma condensed consolidated financial data set forth below are based on the historical consolidated financial statements of Millipore and the historical consolidated financial statements of Serologicals and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial data. The unaudited pro forma condensed consolidated financial statements are presented to give effect to (i) the issuance and sale of the convertible senior notes and a proposed issuance and sale of other senior notes prior to the consummation of the Merger (collectively, the “Offerings”), and (ii) the Merger with Serologicals. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of Millipore as of April 1, 2006 and Serologicals as of April 2, 2006, giving effect to the Offerings and the Merger as if they occurred on April 1, 2006. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of Millipore for the fiscal year ended December 31, 2005 and the fiscal quarter ended April 1, 2006 and of Serologicals for the fiscal year ended January 1, 2006 and the fiscal quarter ended April 2, 2006, giving effect to the Offerings and the Merger as if they occurred on January 1, 2005.

The pro forma condensed consolidated statements of operations reflect only pro forma adjustments expected to have a continuing impact on the combined results beyond 12 months from the consummation of the Merger and have not been adjusted to reflect any operating efficiencies that may be realized by Millipore as a result of the Merger. Millipore expects to incur certain charges and expenses related to integrating the operations of Millipore and Serologicals. Millipore is assessing the combined operating structure, business processes and circumstances that bear upon the operations, facilities and other assets of these businesses and is developing a combined strategic and operating plan. The objective of this plan will be to enhance productivity and efficiency of the combined operations. The nature of any integration-related charges and expenses may include provisions for severance and related costs, facility closures and other charges identified in connection with the development and implementation of the plan. The unaudited pro forma condensed consolidated statements of operations do not reflect such charges and expenses.

The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only, are hypothetical in nature and do not purport to represent what our results of operations, balance sheet or other financial information would have been if the Offerings and the Merger had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable, including an allocation of the purchase price based on an estimate of fair value, and exclude certain non-recurring charges as disclosed. These estimates are preliminary and are based on information currently available and could change significantly. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements, including the related notes, of Millipore and Serologicals.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	Millipore April 1, 2006	Serologicals April 2, 2006	Pro forma
			Offerings Adjustments		Merger Adjustments		Total
Assets
Current assets
Cash and cash equivalents	$566,299	$43,061	$882,600	(a)	$(1,121,497	)(d)	$353,569
					(14,100	)(e)
					(2,794	)(f)
Marketable securities	84,944	—					84,944
Accounts receivable, net	215,259	36,048					251,307
Inventories	166,249	67,715			32,700	(g)	266,664
Assets held for sale	—	22,017					22,017
Deferred income taxes and other current assets	77,780	13,260					91,040

Total current assets	1,110,531	182,101	882,600		(1,105,691)		1,069,541
Property, plant and equipment, net	385,681	66,327			27,700	(t)	479,708
Intangible assets, net	42,516	117,275			(117,275	)(h)	452,516
					410,000	(i)
Goodwill	84,154	244,756			(244,756	)(h)	996,343
					898,089
					14,100	(e)
Deferred income taxes and other assets	77,333	3,290	17,400	(a)	2,794	(f)	98,407
					(2,410	)(k)

Total assets	$1,700,215	$613,749	$900,000		$(117,449)		$3,096,515

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$81,006	$13,322	$—		$—		$94,328
Accrued liabilities and other	119,609	29,733			26,000	(m)	177,922
					2,580	(n)
Current debt and capital lease obligations	—	792			277,325	(k)	278,117

Total current liabilities	200,615	43,847	—		305,905		550,367
Long-term debt	562,750	129,914	900,000	(a)	(129,914	)(k)	1,462,750
Capital lease obligations	—	447			(447	)(s)	—
Deferred income taxes	6,002	25,736			119,433	(n)	151,171
Other liabilities	54,877	932			447	(s)	56,256

Total liabilities	824,244	200,876	900,000		295,424		2,220,544

Commitments and contingencies	—	—					—
Minority interest	3,765	—					3,765
Shareholders’ equity
Common stock	53,123	386			(386	)(o)	53,123
Additional paid-in capital	175,830	350,302			(350,302	)(o)	175,830
Retained earnings (deficit)	644,233	96,919			(96,919	)(o)	644,233
Accumulated other comprehensive (loss) income	(980)	(34,734)			34,734	(o)	(980)

Total shareholders’ equity	872,206	412,873	—		(412,873)		872,206

Total liabilities and shareholders’ equity	$1,700,215	$613,749	$900,000		$(117,449)		$3,096,515

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Twelve Months Ended		Pro forma
	Millipore December 31, 2005	Serologicals January 1, 2006	Offerings Adjustments		Merger Adjustments		Total
Net sales	$991,031	$274,945	$—		$(1,088	)(r)	$1,264,888
Cost of sales	472,023	122,798			(1,088	)(r)	596,098
					2,365	(u)
Selling, general and administrative	304,696	85,141			1,092	(u)	390,929
Research and development	66,052	17,199			182	(u)	83,433
Purchased intangibles amortization	4,333	7,206			57,715	(j)	62,048
					(7,206	)(h)
Purchased in-process research and development	3,149						3,149
Restructuring and other		38,025					38,025

Operating income	140,778	4,576	—		(54,148)		91,206
Other income (expense)	—	(597)					(597)
Interest income	3,466	1,782			—		5,248
Interest expense	(6,711)	(7,361)	(38,105	)(b)	6,175	(l)	(49,662)
			(2,779	)(c)	(881	)(f)

Income before income taxes and minority interest	137,533	(1,600)	(40,884)		(48,854)		46,195
Provision for (benefit from) income taxes	57,365	(2,416)	(15,740	)(p)	(18,809	)(p)	20,400

Net income	$80,168	$816	$(25,144)		$(30,045)		$25,795

Earnings per share
Basic	$1.57	$0.02					$0.51
Diluted	$1.55	$0.02					$0.50
Weighted average shares outstanding
Basic	50,953	34,729			(34,729	)(q)	50,953
Diluted	51,659	35,195			(35,195	)(q)	51,659

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — (CONTINUED)

(in thousands, except per share data)

	Three Months Ended		Pro forma
	Millipore April 1, 2006	Serologicals April 2, 2006	Offerings Adjustment		Merger Adjustment		Total
Net sales	$268,415	$55,028	$—		$(340	)(r)	$323,103
Cost of sales	125,772	23,412			(340	)(r)	149,510
					666	(u)
Selling, general and administrative	80,854	19,888			307	(u)	101,049
Research and development	18,413	4,999			51	(u)	23,463
Purchased intangibles amortization	1,432	1,845			15,512	(j)	16,944
					(1,845	)(h)
Gain on sale of long-lived assets		(1,184)					(1,184)
Restructuring and other		845					845

Operating income	41,944	5,223	—		(14,691)		32,476
Other income	—	223					223
Interest income	6,892	312			—		7,204
Interest expense	(4,193)	(1,812)	(9,526	)(b)	1,539	(l)	(14,827)
			(695	)(c)	(140	)(f)

Income before income taxes and minority interest	44,643	3,946	(10,221)		(13,292)		25,076
Provision for income taxes	10,015	1,105	(3,935	)(p)	(5,117	)(p)	2,068
Minority interest	97	—					97

Net income	$34,531	$2,841	$(6,286)		$(8,175)		$22,911

Earnings per share
Basic	$0.66	$0.08					$0.43
Diluted	$0.64	$0.08					$0.43
Weighted average shares outstanding
Basic	52,713	34,129			(34,129	)(q)	52,713
Diluted	53,883	34,437			(34,437	)(q)	53,883

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

1.    On April 25, 2006, Millipore entered into a definitive agreement to acquire all of the outstanding shares of Serologicals common stock, subject to Serologicals shareholder approval, certain customary regulatory approvals and other conditions as specified in the merger agreement. Under the purchase method of accounting, the assets and liabilities of Serologicals will be recorded at their fair values as of the acquisition date and added to those of Millipore. The reported financial condition and results of operations of Millipore after completion of the Merger will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations of Serologicals. Under the terms of the merger agreement, Millipore will pay $31.55 cash for each share of Serologicals common stock outstanding on the date of closing and the intrinsic value represented by the outstanding employee stock options. For purpose of the purchase price calculation presented below, the 4.75% Convertible Senior Subordinated Debentures (“Serologicals Convertibles”) are considered to be assumed by Millipore at closing at the conversion value of $31.55 for each share of Serologicals common stock represented by Serologicals Convertibles. The conversion value is expected to be paid at or following consummation of the Merger, at the election of the holders thereof.

A preliminary estimate of the purchase price is as follows:

Estimated cash consideration to be paid	$1,388,572
Estimated transaction costs incurred by Millipore	10,250

Estimated total purchase price	1,398,822
Conversion value of Serologicals Convertibles	(277,325)

Amount to be paid at closing	$1,121,497

For purpose of this pro forma presentation, the estimated purchase price has been allocated, on a preliminary basis, to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of April 1, 2006 as follows:

Current assets	$214,801
Property, plant and equipment and other long-term assets	94,907
Current liabilities	(72,427)
Conversion value of Serologicals Convertibles	(277,325)
Other long-term liabilities	(146,548)
Goodwill and other intangible assets	1,308,089

Total	$1,121,497

The amount allocated to acquired goodwill and other identifiable intangible assets has been attributed to the following categories based on preliminary valuation:

Patented and unpatented technology	$118,200
Trademarks and trade names	88,200
Customer relationships	195,800
In-process research and development	7,800
Goodwill	898,089

Total	$1,308,089

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(in thousands, except per share data)

These identifiable intangible assets, other than goodwill, will be amortized over their estimated useful lives ranging from five to twenty-five years in proportion to the anticipated economic benefits attributable to them.

The purchase price allocation above is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including current assets, fixed assets and identifiable intangible assets, and the fair values of the liabilities assumed as of the date that the Merger is consummated. The excess of the purchase price over the fair values of assets and liabilities acquired is allocated to goodwill and will not be amortized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” The purchase price allocation will remain preliminary until Millipore’s advisors complete a valuation of inventories, property, plant and equipment and significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the Merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial statements.

2.    Millipore intends to fund the Merger with a combination of cash on hand and debt. The debt financing is anticipated to include the notes, borrowings under our revolving credit facilities, the proposed offering of our senior notes, or alternative bank financing. For purposes of the pro forma condensed consolidated statement of operations, an estimated interest rate has been assumed for the proposed senior notes for illustrative purposes only. For each 0.25% change in the assumed coupon rates for the proposed senior notes offering, the related interest expense will increase or decrease by $563 per fiscal quarter.

3.    The following describes the pro forma adjustments related to the Offerings and the Merger made in the accompanying unaudited pro forma condensed consolidated balance sheet as of April 1, 2006 and the unaudited condensed consolidated statements of operations for the fiscal year ended December 31, 2005 and the first fiscal quarter ended April 1, 2006:

a.	To record the estimated proceeds from the Offerings and the related estimated deferred financing costs, and the principal amount of the debt from the Offerings assuming no exercise of the initial purchasers’ over-allotment options.

b.	To record estimated interest expense on the notes and the senior notes we expect to issue for the fiscal year ended December 31, 2005 and the first fiscal quarter ended April 1, 2006, respectively.

c.	To give effect to the amortization of estimated deferred financing costs arising from the Offerings. Estimated deferred financing costs of $12,700 for the notes are amortized on a straight line basis over 5.5 years, the term of the put option held by purchasers of the notes. Estimated deferred financing costs of $4,700 related to the proposed senior notes offering are amortized on a straight line basis over 10 years.

d.	To record estimated cash purchase price, including transaction costs incurred by Millipore, to be paid at the closing of the Merger.

e.	To reduce Serologicals cash balance for estimated transaction costs incurred directly in connection with the Merger.

f.	To reflect the payment of estimated fees associated with the amendment to Millipore’s existing revolving credit agreement in the pro forma balance sheet and to reflect the related amortization of such deferred financing costs in the pro forma statements of operations.

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(in thousands, except per share data)

g.	To record the estimated fair value adjustment to the carrying value of Serologicals inventory balance in purchase accounting.

h.	To eliminate the intangible asset and goodwill balances and related amortization expense from Serologicals historical consolidated balance sheet and statements of operations.

i.	To record the estimated fair values of acquired identifiable intangible assets and goodwill.

j.	To reflect the estimated amortization expense related to the acquired identifiable intangible assets arising from the Merger.

k.	To reclassify as current liabilities the conversion value of Serologicals Convertible Subordinated Debentures at the $31.55 per share conversion price which becomes payable at the option of the holders thereof as of the date of the Merger. In addition, the related unamortized deferred financing cost is written off as such debentures are payable at demand.

l.	To eliminate the interest expense on Serologicals Convertibles assuming that the debt is repaid as of January 1, 2005.

m.	To accrue for projected costs in connection with projected Serologicals’ facility closures, employee terminations and change in control payments.

n.	To record deferred tax liabilities in connection with fair value adjustments in purchase accounting.

o.	To eliminate Serologicals historical shareholders’ equity account balances in purchase accounting.

p.	To reflect the estimated income tax effect of pro forma adjustments at an estimated tax rate of 38.5%.

q.	To eliminate weighted average shares of Serologicals common stock.

r.	To eliminate sales from Millipore to Serologicals.

s.	To reclassify Serologicals capital lease obligations balance to other long term liabilities to be consistent with Millipore’s condensed consolidated balance sheet presentation.

t.	To reflect estimated fair value adjustments for property, plant and equipment based on preliminary valuation using best available information.

u.	To reflect estimated incremental depreciation expense from preliminary fair value adjustments for property, plant and equipment, assuming allocation of 65%, 30% and 5%, respectively, to cost of sales, selling, general and administrative expenses and research and development expenses.

The statements contained in this section may be deemed to be “forward-looking statements.” Forward-looking statements are statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Millipore, and involve a number of risks and uncertainties, including the risks described under “Risk factors” and other risks described in the SEC reports filed by Millipore, that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Millipore does not undertake any obligation to update publicly or revise any forward-looking statements.

Description of other indebtedness

The following is a summary of certain of our indebtedness that will be outstanding following the consummation of this offering. The description of our outstanding indebtedness does not purport to be complete and is qualified in its entirety by reference to the credit agreement, as amended, and related documents, copies of which we will provide you upon request.

Our Current Revolving Credit Facilities

We entered into a five-year unsecured revolving credit agreement in December 2005. The credit agreement provides for a domestic revolving credit facility and a foreign revolving credit facility, with a combined maximum borrowing not to exceed €430.0 million in the aggregate. The domestic revolving credit facility includes a €65.0 million letter of credit subfacility and a €17.5 million swingline subfacility. The full amount of the revolving credit agreement less any amounts outstanding is available under either the domestic revolving facility or the foreign revolving facility. We may elect to increase the credit facilities by an amount up to €130.0 million during the term of the credit agreement. The maximum borrowing amount may be reduced from time to time according to the terms of the credit agreement. Amounts borrowed under the credit agreement may be borrowed, repaid and reborrowed from time to time until December 15, 2010, although no scheduled principal prepayments are required before that date. The credit agreement will expire on December 15, 2010.

We may choose an annual interest rate equal to either LIBOR plus an applicable margin as provided for in the credit agreement or a base rate, defined as the higher of the lead bank’s prime rate or the federal funds rate, plus 0.50% for borrowings under the credit agreement. Our weighted average interest rate for borrowings under the credit agreement was 2.8% for 2005 and was 2.9% for the fiscal quarter ended April 1, 2006. The credit agreement also calls for a commitment fee at an annual rate ranging from 0.0675% to 0.255%, based on our credit rating, on unused commitments. We expect that in connection with the Transactions, our credit rating will be downgraded and, as a result, our interest rate will increase.

The exact amount of the margin and the facility fee under our revolving credit facilities is dependent on our debt rating. During the fourth quarter of 2003, a leading debt rating agency upgraded our rating. In the first quarter of 2004, another leading agency reaffirmed their rating with a positive outlook. In February 2006, our debt rating was upgraded again by a leading rating agency. However, on June 1, 2006, S&P announced that it had downgraded our corporate credit and senior unsecured debt ratings to BB+ and we expect that Moody’s will also downgrade our debt ratings in connection with the Transactions as a result, in part, of the additional debt we expect to incur under the notes as well as the senior notes that we expect to offer prior to consummation of the Transactions. A press release issued by Moody’s on May 31, 2006 announced that Moody’s assigned a Baa3 ratings to our revolving credit facilities and placed that rating under review for possible downgrade based on the final terms of the notes and our proposed senior notes. Additionally, Moody’s anticipated assigning a Ba1 corporate family rating to us and a Ba2 rating to our senior notes following completion of the Merger. Higher debt ratings help reduce our cost of borrowings under our revolving credit facilities while lower debt ratings increase the cost of borrowings.

The credit agreement includes customary representations and warranties and affirmative and negative covenants, including financial covenants that require Millipore to maintain a minimum consolidated interest coverage ratio of 3.5:1 and a maximum consolidated total leverage ratio of 3.5:1. In connection with the Transactions, we will need to amend the credit agreement in order to permit us to incur the additional indebtedness contemplated by the Transactions, including the notes.

Description of other indebtedness

The credit agreement also contains customary events of default, including cross defaults to other material obligations of Millipore and its subsidiaries. Upon the occurrence of an event of default, the outstanding obligations under the credit agreement may be accelerated and become due and payable immediately.

The foregoing description of our five-year unsecured revolving credit agreement may not include all of the information that is important to you and is subject to, and qualified in its entirety by reference to, the credit agreement, the form of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 20, 2005.

Anticipated Amendments to our Revolving Credit Facilities

In connection with the Transactions, we expect to amend our revolving credit facilities prior to the closing of this offering. The following is a summary of the expected principal terms that we expect to be included in such amendment. Because the final terms of our amended revolving credit facilities have not been determined, they may differ from those set forth herein and, in certain cases, such differences may be material.

S&P has assigned us a corporate credit rating of BB+ and we expect that Moody’s will assign us a corporate family credit rating of Ba1 following completion of the Merger. Additionally, Moody’s has assigned a Baa3 rating to our revolving credit facilities and has placed that rating under review for possible downgrade based on the final terms of the Transactions.

We expect the credit agreement amendment will provide among other things, the following amendments to take effect immediately upon the execution of the amendment, which will occur prior to the closing of the sale of the notes:

•	The credit agreement will be amended to permit us to consummate the Serologicals acquisition;

•	The credit agreement will be amended to permit us to incur the additional indebtedness contemplated by the Transactions, including the notes and the senior notes that we expect to issue in connection with the Transactions, or alternative bank financing;

•	The credit agreement will be amended to permit us to incur liens to secure indebtedness that ranks on par with the indebtedness under the revolving credit facilities (other than convertible debt such as the notes); and

•	The credit agreement will be amended to provide us with certain exceptions to the existing financial covenants in order to permit us to incur the additional indebtedness and interest expense contemplated by the Transactions.

However, the restricted payment covenant that we expect to be included in our amended revolving credit facilities will prohibit us from making payments for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the notes if certain defaults under those facilities exist immediately before or after the payment. The following defaults under the credit facilities, among others, will trigger this prohibition:

•	a default in the payment of principal, interest or certain other amounts due under the credit facilities;

•	a material breach of certain representations, warranties and statements made by us;

•	a breach of the terms, covenants or agreements applicable to us under the credit facilities, including, among others, financial covenants relating to our total leverage ratio and interest coverage ratio and restrictions on when we may enter into business combination transactions, sell our assets, make restricted payments or enter into sale-leaseback transactions;

•	the failure of a subsidiary guarantee under the credit facilities to remain in full force and effect;

•	certain bankruptcy and insolvency events involving us or our subsidiaries;

•	certain defaults on indebtedness, other than the credit facilities, in an amount that exceeds $25 million;

•	a failure to pay certain judgments, settlements or decrees in excess of $25 million;

•	our violation of certain provisions of the Employee Retirement Income Security Act of 1974; and

•	the invalidity of certain credit documents relating to our credit facility.

In addition to the foregoing, we expect the credit agreement amendment will provide for, among other things, the following amended terms to take effect upon the consummation of the Merger:

•	Interest rate determination based on credit rating of the amended revolving credit facilities;

•	Amendment to the interest rate grid to add a lower tier of pricing (with an applicable percentage spread of 1.5% and an associated commitment fee of 0.6%);

•	Provision for collateral security if the revolving credit facilities’ debt rating is downgraded to BB (or unrated) and Ba2 (or unrated) or worse by S&P and Moody’s, respectively;

•	Amendment to our consolidated total leverage ratio to permit a ratio of 5.25:1.0 at June 30, 2006, reducing ratably by quarter to 3.5:1.0 at December 31, 2007;

Description of other indebtedness

•	Amendment to the additional guarantor requirement to provide that, prior to the date nine months after the consummation of the Merger, except in limited circumstances, neither Serologicals nor any of its subsidiaries will be required to become a guarantor;

•	Amendments to certain other covenants included in the credit agreement in order to accommodate the Transactions and the operations of the combined company; and

•	Extension of the term of the revolving credit facilities from December 15, 2010 to to June 2011.

Existing 7.5% Senior Unsecured Notes

We have outstanding $100 million aggregate principal amount of our 7.5% senior unsecured notes. The notes bear interest at an annual rate of 7.5% and will mature on April 1, 2007. We pay interest on the 7.5% notes semi-annually in April and October. The 7.5% notes are not redeemable prior to maturity and are not subject to any sinking fund. The 7.5% notes are unsecured and rank pari passu with all of our other unsecured and unsubordinated indebtedness.

The indenture relating to these 7.5% notes imposes certain restrictions on us, including restrictions on incurring or guaranteeing secured debt without equally and ratably securing the 7.5% notes, restrictions on sale and leaseback transactions, and limitations on mergers, consolidations and certain sales of assets. Except for the limitations on secured indebtedness and sale and leaseback transactions, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged or other transaction involving us.

The foregoing description of our 7.5% senior unsecured notes may not include all of the information that is important to you and is subject to, and qualified in its entirety by reference to, the indenture governing those notes, the form of which is filed as Exhibit 4.1 to our Registration Statement on Form S-3 filed with the SEC on March 10, 1997.

New Senior Notes

In connection with the Transactions, we expect to offer senior notes (or alternative bank financing) in addition to the notes. We expect the senior notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act and may be denominated in U.S. dollars or another currency.

Like the notes, we expect the senior notes will be unsecured. We expect that the events of default (in each case, to the extent applicable in the context of non-convertible notes) in the indenture related to the senior notes will be similar to those contained in the indenture related to the notes. In addition, we expect that the terms of the senior notes will be similar to those of our existing 7.5% notes other than with respect to the interest rate and term, will include a put right upon change of control transaction and will be redeemable at our option at any time. However, as the terms of our senior unsecured fixed rate notes have not been finally determined, they may differ from those described herein and, in certain cases, such differences may be material.

We expect to use the proceeds of the sale of our senior notes to fund, in part, the acquisition of Serologicals.

There is no assurance that the private offering of our senior notes will be completed or, if completed, that it will be completed for the amount contemplated or on the terms described above.

Description of other indebtedness

Serologicals 4.75% Convertible Senior Subordinated Debentures Due 2033

On August 20, 2003, Serologicals completed a private placement of 4.75% Convertible Senior Subordinated Debentures to certain institutional investors totaling $130.0 million, or $126.1 million after expenses. The debentures are convertible into shares of Serologicals’ common stock at an initial rate of 67.6133 shares of common stock per $1,000 principal amount of the debentures, or approximately 8.8 million shares of common stock at a conversion price of $14.79 per share. These debentures became convertible in January 2004 under the conversion features in the indenture governing the debentures. Interest on the debentures is payable semi-annually on February 15th and August 15th. Following the consummation of the Transactions, we expect that these debentures will remain outstanding and, as a result, will be an obligation of our subsidiary. We expect the holders of the debentures to exercise their conversion rights at or following the consummation of the Merger and will receive an aggregate of $277.3 million in cash.

The debentures may be redeemed, in whole or in part, at Serologicals’ option on or after August 22, 2008 at 100% of the principal amount. In addition, the holders of the debentures may require Serologicals to repurchase all or a portion of the debentures for 100% of the principal amount, plus accrued interest, on August 15, 2008, August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023, August 15, 2028, or at any time prior to their maturity following a fundamental change in the business, as defined in the indenture. The debentures are unsecured subordinated obligations of Serologicals. The notes will be structurally subordinated to the Serologicals debentures.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated June 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

Date: June 6, 2006	By:	/s/ Jeffrey Rudin
Name: Jeffrey Rudin Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 6, 2006